Exhibit 99.2

GSE SYSTEMS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Financial Information

On May 11, 2018, GSE Systems, Inc. (GSE, the Company), through its wholly-owned subsidiary GSE Performance Solutions, Inc. (Performance Solutions), entered into a membership interest purchase agreement (the True North Purchase Agreement) with Donald R. Horn, Jenny C. Horn, and True North Consulting LLC (True North). Pursuant to the True North Purchase Agreement, Performance Solutions purchased 100% of the membership interests in True North for $9.75 million. The purchase price was subject to customary pre- and post-closing working capital adjustments. The acquisition of True North was completed on an all-cash transaction basis. The Company paid cash consideration of $9.9 million on closing. The amount was subject to post-closing working capital adjustments. The Company financed the acquisition by incurring a floating-rate term loan of $9.6 million, net of $0.1 million in debt issuance costs.

The following unaudited pro forma condensed combined financial statements are based on our historical consolidated financial statements and True North's historical financial statements as adjusted to give effect to the Company's acquisition of True North and the related financing transaction. The unaudited pro forma condensed combined statement of operations for the 12 months ended December 31, 2017 gives effect to these transactions as if they had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of December 31, 2017 gives effect to these transactions as if they have occurred on December 31, 2017.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with the Company's historical financial statements, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, and the historical financial statements of True North for the year ended December 31, 2017 are included herein.

GSE SYSTEMS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2017
(in thousands)

	Historical		Pro Forma		Pro Forma
	GSE	True North	Adjustments	Notes	Combined
ASSETS
Current assets:
Cash and cash equivalents	$19,111	$1,465	$(2,142)	(a)	$18,434
Restricted cash	960	-	-		960
Contract receivables, net	13,997	4,122	(2,785)	(b)	15,334
Prepaid expenses and other current assets	2,795	1	3	(b)	2,799
Total current assets	36,863	5,588	(4,924)		37,527

Equipment, software, and leasehold improvements, net	1,063	1	-		1,064
Software development costs, net	690	-	-		690
Goodwill	8,431	-	4,911	(c)	13,342
Intangible assets, net	2,604	-	3,911	(d)	6,515
Deferred tax assets	7,167	-	-		7,167
Other assets	37	-	-		37
Total assets	$56,855	$5,589	$3,898		$66,342

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$-	$-	$1,950	(e)	$1,950
Accounts payable	1,251	78	41	(b)	1,370
Accrued expenses	2,276	946	(946)	(b)	2,276
Accrued compensation	2,866	113	141	(b)	3,120
Billings in excess of revenue earned	14,543	-	-		14,543
Accrued warranty	1,433	-	-		1,433
Contingent consideration	1,701	-	-		1,701
Other current liabilities	1,182	-	-		1,182
Total current liabilities	25,252	1,137	1,186		27,575

Long-term debt, less current portion	-	-	7,655	(e)	7,655
Other liabilities	1,931	-	-		1,931
Total liabilities	27,183	1,137	8,841		37,161

Stockholders' equity:
Common stock	210	1	(1)	(f)	210
Additional paid-in capital	76,802	-	-		76,802
Accumulated deficit	(42,870)	4,451	(4,942)	(g)	(43,361)
Accumulated other comprehensive loss	(1,471)	-	-		(1,471)
Treasury stock at cost	(2,999)	-	-		(2,999)
Total stockholders' equity	29,672	4,452	(4,943)		29,181
Total liabilities and stockholders' equity	$56,855	$5,589	$3,898		$66,342

See accompanying notes to the unaudited Pro Forma Condensed Combined Financial Information

GSE SYSTEMS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2017
(in thousands, except per share information)

	Historical		Pro Forma		Pro Forma
	GSE	True North	Adjustments	Notes	Combined
Revenue	$70,880	$11,030	$-		$81,910
Cost of revenue	52,336	8,249	-		60,585
Gross profit	18,544	2,781	-		21,325

Operating expenses:
Selling, general and administrative	15,469	1,362	-		16,831
Research and development	1,391	-	-		1,391
Restructuring charges	778	-	-		778
Depreciation	342	-	-		342
Amortization of definite-lived intangible assets	335	-	1,086	(h)	1,421
Total operating expenses	18,315	1,362	1,086		20,763

Operating income	229	1,419	(1,086)		562

Interest income (expense), net	80	-	(514)	(i)	(434)
Gain (loss) on derivative instruments, net	99	-	-		99
Other (expense) income, net	(4)	(2)	-		(6)
Income before income taxes	404	1,417	(1,600)		221

Provision for income taxes	(4,980)	-	(73)	(j)	(5,053)
Net income	$5,384	$1,417	$(1,527)		$5,274

Basic earnings per common share	$0.28				$0.27

Diluted earnings per common share	$0.27				$0.27

Weighted-average shares:

Basic	19,259,966				19,259,966

Diluted	19,605,427				19,605,427

See accompanying notes to the unaudited Pro Forma Condensed Combined Financial Information

GSE SYSTEMS, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Basis of Presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (ASC) 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of True North's assets acquired and liabilities assumed and conformed the accounting policies of True North to its own accounting policies.

The pro forma combined financial statements do not necessarily reflect what the combined company's financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of True North as a result of planned cost savings initiatives following the completion of the business combination.

2.	Financing Transaction

The Company completed the acquisition of True North for approximately $9.9 million in cash, which was subject to a post-close working capital adjustment. The Company financed the purchase by incurring a five-year term loan of approximately $9.6 million, net of $0.1 million in debt issuance costs. The loan bears interest at adjusted one-month LIBOR plus a margin ranging between 2% and 2.75% depending on the overall leverage ratio of the Company. In connection with the term loan, the Company also entered into a pay-fixed, receive-floating interest rate swap contract with a notional amount of $9.0 million to partially lock the interest rate on the loan. The notional values amortize monthly based on the terms of the agreements to match the principal borrowings as they are repaid.

3.	Preliminary Purchase Price Allocation

The Company has performed a preliminary valuation analysis of the fair market value of True North's assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in thousands):

Total purchase price	$9,941

Purchase price allocation:
Cash	150
Contract receivables	1,337
Prepaid expenses and other current assets	4
Property, and equipment, net	1
Intangible assets	3,911
Accounts payable	(119)
Accrued compensation	(254)
Total identifiable net assets	5,030

Goodwill	4,911

Net assets acquired	$9,941

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and statement of operations. Due to the recent completion of the acquisition, the determination of the purchase price and the allocation of the purchase price used in the unaudited pro forma condensed combined financial information are based upon preliminary estimates, which are subject to change during the measurement period (up to one year from the acquisition date) as we finalize the valuations of the assets acquired and liabilities assumed,  including, but not limited to, contract receivables, prepaid expenses and other current assets, intangible assets, accounts payable, accrued compensation and the residual amount allocated to goodwill. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.

4.	Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(a)
Represents the purchase consideration funded by existing cash, the working capital adjustment based on the purchase price allocation as of the acquisition date as shown in Note 3, and the payment of the estimated transaction costs. The following table summarizes the adjustments to this account (in thousands):

Total purchase price	$(9,941)
Issuance of new term loan, net of debt issuance costs and discounts	9,605
Purchase consideration funded by existing cash	(336)
Working capital adjustment based on purchase price allocation	(1,315)
Estimated transaction costs	(491)
Pro Forma adjustment to Cash	$(2,142)

(b)	Reflects the working capital adjustments based on the purchase price allocation as of the acquisition date as shown in Note 3.

(c)	Reflects goodwill recorded associated with the acquisition of $4.9 million as shown in Note 3.

(d)	Reflects preliminary estimated fair value of the intangible assets recognized upon the acquisition of True North.

As part of the preliminary valuation analysis, the Company identified intangible assets, including customer contracts and relationships, trade name, non-compete agreements, alliance agreements and assembled workforce. The fair value of identifiable intangible assets is determined primarily using the "income approach", which requires a forecast of the expected future cash flows. Since the detailed valuation analysis of True North's identifiable intangible assets has not been completed, the preliminary estimates of fair value will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis.

The following table summarizes the preliminary fair value of intangible assets acquired at the date of acquisition and their estimated useful lives and amortization expense based on their respective useful lives and amortization methods:

	Estimated Fair Value	Estimated Useful Life	Amortization Method	Amortization Expense
	(in thousands)	(in years)		Year ended December 31, 2017

Customer contracts and relationships	$2,581	15	Other (1)	$868
Tradename	582	10	Straight-line	58
Non-compete agreements	221	4	Straight-line	55
Alliance agreements	527	5	Straight-line	105
Total	$3,911			$1,086

(1) Customer contracts and relationships are amortized in proportion to the related projected revenue streams over the estimated useful life. The following table summarizes the amortization of customer contracts and relationships:

Amortization
Year 1	$868
Year 2	577
Year 3	385
Year 4	255
Year 5	170
Thereafter	326
Total	$2,581

(e)	Represents the new term loan incurred to finance the acquisition of True North, net of debt issuance costs and discounts. Details are listed below (in thousands):

Term loan incurred	$9,750
Less: debt issuance costs	(70)
Less: loan origination fees	(75)
Term loan, net of debt issuance costs and discounts	9,605

Current portion of long-term debt	$1,950
Long-term debt, less current portion	$7,655

(f)	Reflects the elimination of True North's historical equity.

(g)	Reflects the elimination of True North's historical equity and the estimated transaction costs. Details are listed below (in thousands):

Elimination of True North's historical shareholders' equity as of December 31, 2017	$(4,451)
Transaction costs paid in connection with the acquisition	(491)
Pro Forma adjustment to accumulated deficit	$(4,942)

(h)	Represents amortization expense of the intangible assets acquired upon acquisition of True North. Please refer to adjustment (d) for details.

(i)
Reflects the interest expense resulting from the new term loan incurred to finance the acquisition of True North and the amortization of related debt issuance costs and discounts. We used effective interest method to calculate the interest expense.

As discussed in Note 2, the loan bears interest at adjusted one-month LIBOR plus a margin ranging between 2% and 2.75% depending on the overall leverage ratio of the Company. In connection with the term loan, the Company also entered into a pay-fixed, receive-floating interest rate swap contract with a notional amount of $9.0 million to partially lock the interest rate on the loan. The term of the swap requires the Company to pay interest on the basis of a fixed rate of 3.02% and the Company receives interest on the basis of one-month USD-LIBOR-BBA.

The interest rate assumed for the purpose of preparing this pro forma financial information is 5.88%, which comprises the fixed rate of 3.02% plus certain margin specified in the loan agreement. A 0.125% increase or decrease in interest rates would result in a change to interest expense of approximately $11,000 for the year ended December 31, 2017.

(j)
Represents the income tax effect of True North's income and pro forma adjustments based on the estimated blended federal and state statutory tax rate of 40%. Before the acquisition, True North had elected to be taxed as an S Corporation under the Internal Revenue Code. As a result, earnings or losses of True North passed through to its shareholders. Therefore, no provision for income taxes had been included in their historical statements of operations. The income tax adjustment was made as if True North's income had been consolidated with the Company upon the acquisition and was taxed at the Company level.

The following table summarizes the calculation of the income tax effect of the acquisition of True North (in thousands):

Year ended December 31, 2017
True North's pre-tax income	$1,417
Pro forma adjustment	(1,600)
Estimated taxable income	(183)
Estimated blended statutory tax rate	40%
Pro forma tax adjustment	$(73)